Exhibit 3.01A

DEMAND MEDIA, INC.

FIFTH RESTATED CERTIFICATE OF INCORPORATION

Demand Media, Inc., a corporation organized and existing under and by virtue of the Delaware General Corporation Law, hereby certifies as follows:

The name of this corporation is Demand Media, Inc.  The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on March 23, 2006, amended on April 17, 2006, restated on April 27, 2006, amended on August 1, 2006, restated on September 27, 2006, restated on September 10, 2007 and restated on March 3, 2008.

The Fifth Restated Certificate of Incorporation in the form attached in Exhibit A hereto has been duly adopted in accordance with the provisions of Sections 242, 245, and 141 of the General Corporation Law of the State of Delaware (“Delaware Corporate Law”) and prompt written notice will be duly give pursuant to Section 228 of Delaware Corporate Law.

The text of the Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, this Fifth Restated Certificate of Incorporation has been signed this 21st day of January, 2011.

DEMAND MEDIA, INC.

By:	/s/ Matthew P. Polesetsky
Matthew P. Polesetsky, Secretary

Signature Page to Fifth Restated Certificate of Incorporation

EXHIBIT A

FIFTH RESTATED CERTIFICATE OF INCORPORATION

OF

DEMAND MEDIA, INC.

ONE

The name of this corporation is Demand Media, Inc. (the “Company”).

TWO

The address of the Company’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is Corporation Service Company.

THREE

The purpose of this corporation is to engage in the lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

FOUR

A.                                   1.                                       Reverse Stock Split

(a)                                  Upon the filing of this Fifth Restated Certificate of Incorporation of the Corporation with the Secretary of State of Delaware pursuant to the General Corporation Law (the “Effective Time”), each two (2) shares of Common Stock, par value $0.0001 per share that are outstanding immediately prior to the Effective Time shall be automatically reclassified and changed into one share of Common Stock (the “Reverse Stock Split”) without any further action on the part of the Corporation or the holder thereof and whether or not such certificates representing such shares are surrendered for cancellation.

(b)                                 Each stock certificate representing shares of Common Stock prior to the Reverse Stock Split (the “Old Certificates”) shall thereafter represent that number of shares of Common Stock for which the shares of Common Stock represented by such certificate prior to the Reverse Stock Split shall have been reclassified and changed and each person holding of record an Old Certificate or Old Certificates that represented shares of Common Stock shall receive, upon surrender of such Old Certificate or Certificates, certificates (the “New Certificates”)  evidencing and representing the number of shares of Common Stock to which such person is entitled as a result of the Reverse Stock Split. Any Old Certificate for one or more shares of Common Stock not so surrendered shall be deemed to represent that number of shares of Common Stock for which the shares of Common Stock represented by such Old Certificate prior to the Reverse Stock Split shall have been reclassified and changed after the effect of the Reverse Stock Split.

(c)                                  No fractional shares shall be issued for shares of Common Stock pursuant to the Reverse Stock Split. If the Reverse Stock Split would result in the issuance of any fractional share, the Corporation shall, upon surrender of the Old Certificates,  in lieu of issuing any fractional share, pay cash equal to the product of (i) such fraction and (ii) the fair market value of one share of Common Stock on the date of the Reverse Stock Split (as determined by the Board of Directors). If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Corporation determines that a holder of Old Certificates has not tendered all his, her or its certificates for exchange, the Corporation shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed the value of the applicable fraction of one share of Common Stock All share, per share and dollar references in this Fifth Restated Certificate of Incorporation reflect the Corporation’s capital stock as existing after giving effect to the Reverse Stock Split.

2.                                       Classes of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock and Preferred Stock, par value $0.0001 per share. The aggregate number of shares that the Company shall have authority to issue is Seven Hundred Million (700,000,000) divided into Five Hundred Million (500,000,000) shares of Common Stock each with the par value of $0.0001 per share and Two Hundred Million (200,000,000) shares of Preferred Stock each with the par value per share of $0.0001 per share.  Preferred Stock may be issued in one or more series, of which four such series shall be denominated “Series A Preferred,” “Series B Preferred,” “Series C Preferred,” and “Series D Preferred”  Series A Preferred shall consist of Eighty Five Million (85,000,000) shares, Series B Preferred shall consist of Fifteen Million (15,000,000) shares, Series C Preferred shall consist of Twenty Seven Million (27,000,000) shares and Series D Preferred shall consist of Twenty Three Million (23,000,000) shares.  The remaining shares of Preferred Stock may be issued from time to time in one or more series.  The Board of Directors is expressly authorized to provide for the issue of any or all of the remaining unissued and undesignated shares of Preferred Stock in one or more series and to fix the number of shares and to determine for each such series the designations, rights, preferences, privileges, limitations or restrictions thereof, as shall be stated and expressed in a resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares.  The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares then outstanding) the number of shares of any series other than Series D Preferred, Series A Preferred and Series C Preferred subsequent to the issue of shares of that series.  In case the number of shares of any such series shall be decreased, the shares constituting such decrease shall resume the status that they had prior to such decrease.

B.                                     The terms and provisions of Preferred Stock are as follows; provided, however, that (i) the holders of an aggregate of more than 50% of the then outstanding shares of Series A Preferred may waive any of the following rights, powers, preferences, or privileges applicable to all shares of Series A Preferred in any given instance without prejudice to such rights, powers, preferences, or privileges in any other instance, and any such waiver shall be bind all future holders of the shares of Series A Preferred, (ii) holders of an aggregate of more than 50% of the then outstanding shares of Series B Preferred may waive any of the following rights, powers, preferences, or privileges applicable to all shares of Series B Preferred in any given instance without prejudice to such rights, powers, preferences, or privileges in any other instance, and any such waiver shall bind all future holders of the shares of Series B Preferred, (iii) subject to Section 6(c) below, the holders of an aggregate of more than 55% of the then outstanding shares of the Series C Preferred may waive any of the following rights, powers, preferences, or privileges applicable to all shares of Series C Preferred in any given instance without prejudice to such rights, powers, preferences, or privileges in any other instance, and any such waiver shall bind all future holders of the shares of Series C Preferred, (iv) the holders of an aggregate of more than 64% of the then outstanding shares of Series D Preferred may waive any of the following rights, powers, preferences, or privileges applicable to all shares of Series D Preferred in any given instance without prejudice to such rights, powers, preferences, or privileges in any other instance, and any such waiver shall be bind all future holders of the shares of Series D Preferred and (v) holders of an aggregate of more than 55% of the then outstanding shares of the Preferred Stock may waive any of the following rights, powers, preferences, or privileges applicable to all shares of Preferred Stock in any given instance without prejudice to such rights, powers, preferences, or privileges in any other instance, and any such waiver shall be bind all future holders of the shares of Preferred Stock.  For the avoidance of doubt, a waiver made solely in reliance on clause (v) of the preceding sentence may only be made with respect to rights, powers, preferences or privileges that are applicable in the same manner and with the same economic effect to all shares of Preferred Stock and not with respect to rights, powers, preferences or privileges that are different or have a different economic effect with respect to respective series of Preferred Stock (such as rights to receive dividends (and amount thereof), rights and preferences upon liquidation, conversion rights, anti-dilution rights and protective provisions or voting rights that are specific to one or more (but not all) series of Preferred Stock).  For example, without limiting the foregoing, the following shall not affect Series C Preferred or Series D Preferred in the same manner and with the same economic effect as other series of Preferred Stock:  (i) a waiver affecting the application of Section 4(f)(i) to any issuance or deemed issuance of Common Stock if the percentage change of the conversion price of Series C Preferred or of Series D Preferred, as applicable, without such waiver would be greater than the percentage change in the conversion prices of the other series of Preferred Stock (it being understood, for the avoidance of doubt, that an issuance of securities that is not considered an issuance of Common Stock under the provisions of Section 4(f)(ii) as set forth below without amendment or waiver shall not be considered a waiver affecting the application of Section 4(f)(i) for this purpose); and (ii) a waiver that has the effect of changing the amount or priority of the Series C Liquidation Preference or the Series D Liquidation Preference.

1.                                       Definitions.  For purposes of this Article Four, the following definitions shall apply:

(a)                                  “Board of Directors” shall mean the Company’s Board of Directors.

(b)                                 “Common Stock” shall mean Common Stock of the Company.

(c)                                  “Convertible Securities” shall mean any bonds, debentures, notes or other evidences of indebtedness, and any warrants, options, shares or any other securities convertible into, exercisable for, or exchangeable for Common Stock.

(d)                                 “Preferred Stock” shall mean Preferred Stock of the Company.

(e)                                  “Securities Act” shall mean the Securities Act of 1933, as amended.

(f)                                    “Series A Original Purchase Price” means $1.875 subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to Series A Preferred.

(g)                                 “Series B Original Purchase Price” means $1.7963 subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to Series B Preferred.

(h)                                 “Series C Original Purchase Price” means $3.851 subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to Series C Preferred.

(i)                                     “Series D Original Purchase Price” means $6.00 subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series D Preferred.

(j)                                     “Voting Preferred Stock” means the Series A Preferred, the Series B Preferred, the Series C Preferred and the Series D Preferred.

2.                                       Dividends.

(a)                                  Treatment of Series A Preferred, Series C Preferred and Series D Preferred.

(i)                                     The Series D Preferred shall be entitled to receive dividends at the rate per share of nine percent (9%) of the Series D Original Purchase Price per annum out of any assets at the time legally available therefor, payable when, as and if declared by the Board of Directors (the “Series D Dividends”), on a pari passu basis with the Series A Dividends and Series C Dividends described in Section 2(a)(ii) below and prior to and in preference to the declaration or payment of any dividend on Series B Preferred and Common Stock.  The Series D Dividends will accrue cumulatively (whether or not declared) on a daily basis on each share of Series D Preferred from and after the date of issuance, and shall be compounded quarterly on the last day of March, June, September and December of each year until paid and any Series D Dividends paid prior to a Qualified Financing or Liquidation (as such terms are defined below) shall be paid in cash.  Accrued but unpaid Series D Dividends shall accrue at the rate of nine percent (9%) per annum of the amount of such dividend with respect to Series D Preferred;

(ii)                                  the Series A Preferred and Series C Preferred shall be entitled to receive dividends at the rate per share of six percent (6%) of the Series A Original Purchase Price and Series C Original Purchase Price, respectively, per annum out of any assets at the time legally available therefor, payable when, as and if declared by the Board of Directors (the “Series A Dividends” and the “Series C Dividends,” as applicable), on a pari passu basis with each other and with the Series D Dividends described in Section 2 (a)(i) above and prior to and in preference to the declaration or payment of any dividend on the Series B Preferred and Common Stock.  The Series A Dividends and Series C Dividends will accrue cumulatively (whether or not declared) on a daily basis on each share of Series A Preferred and Series C Preferred, from and after the date of issuance, and shall be compounded quarterly on the last day of March, June, September and December of each year until paid, and any Series A Dividends or Series C Dividends paid prior to a Qualified Financing or Liquidation (as such terms are defined below) shall be paid in cash.  Accrued but unpaid Series A Dividends and Series C Dividends shall accrue cumulatively at the rate of six percent (6%) per annum of the amount of such dividend with respect to the Series A Preferred and Series C Preferred;

(iii)                               no dividends (other than those payable solely in Common Stock to holders of Common Stock) shall be paid on any share of Series B Preferred or Common Stock unless and until all accrued and unpaid Series D Dividends, Series A Dividends and Series C Dividends are paid on each outstanding share of Series D Preferred, Series A Preferred and Series C Preferred; and

(iv)                              any dividends that are declared on the Series A Preferred, Series C Preferred or Series D Preferred which are not sufficient to pay all then accrued and unpaid dividends thereon, shall be allocated among holders of Series A Preferred, Series C Preferred and Series D Preferred on a pro rata basis in accordance with the aggregate then accrued and unpaid Series A Dividends, Series C Dividends and Series D Dividends allocable to each such holder.

(b)                                 Treatment of Series B Preferred.  After all accrued and unpaid Series D Dividends, Series A Dividends and Series C Dividends are paid on each outstanding share of Series D Preferred, Series A Preferred and Series C Preferred, the Series B Preferred shall be entitled to receive dividends at the rate per share of three percent (3%) of the Series B Original Purchase Price per annum out of any assets at the time legally available therefor, payable when, as and if declared by the Board of Directors (the “Series B Dividends” and, together with the Series A Dividends, the Series C Dividends and the Series D Dividends “Preferred Dividends”), prior to and in preference to the declaration or payment of any dividend on the Common Stock.  The Series B Dividends will accrue cumulatively (whether or not declared) on a daily basis on each share of Series B Preferred, from and after the date of issuance, and shall be compounded quarterly on the last day of March, June, September and December of each year until paid, and any Series B Dividends paid prior to a Qualified Financing or Liquidation (as such terms are defined below) shall be paid in cash.  Accrued but unpaid dividends shall accrue cumulatively at the rate of three percent (3%) per annum of the amount of such dividend with respect to the Series B Preferred.  No dividends (other than those payable solely in Common Stock to holders of Common Stock) shall be paid on any share of Common Stock unless and until all accrued and unpaid Series B Dividends are paid on each outstanding share of Series B Preferred.

(c)                                  After all accrued and unpaid Series D Dividends, Series A Dividends, Series C Dividends and Series B Dividends are paid on each outstanding share of Series D Preferred, Series A Preferred, Series C Preferred and Series B Preferred, respectively, any additional dividends shall be distributed among the holders of Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock then held by each holder (assuming conversion of all such Preferred Stock into Common Stock in accordance with the terms hereof).  Without the consent of holders of an aggregate of more than 55% of the then outstanding shares of Series A Preferred, Series C Preferred and Series D Preferred (voting together as a single class and not as separate series on an as converted to Common Stock basis), the Company shall make no Distribution (as hereinafter defined) to the holders of shares of Common Stock or Series B Preferred except in accordance with this Section 2.

(d)                                 Distribution.  “Distribution” means the transfer of cash or property on outstanding shares of capital stock of the Company without consideration, whether by way of dividend or otherwise, or the purchase of shares of the Company (other than in connection with the repurchase of shares of Common Stock issued to or held by employees, consultants, officers and directors at a price not greater than the amount paid by such persons for such shares upon termination of their employment or services pursuant to agreements providing for the right of said repurchase or upon exercise of a right of first refusal by the Company approved by the Board of Directors) for cash or property.

(e)                                  Consent to Certain Repurchases.  As authorized by Section 402.5(c) of the General Corporation Law of California, Sections 502 and 503 of the General Corporation Law of California, to the extent otherwise applicable, shall not apply with respect to Distributions made by the Company in connection with the repurchase of shares of Common Stock issued to or held by employees, consultants, officers and directors at a price not greater than the amount paid by such person for such shares upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, which agreements were authorized by the approval of the Board of Directors.

3.                                       Liquidation Rights.

(a)                                  Series D Liquidation Preference.  Subject to Section 3(g), in the event of any Liquidation (as hereinafter defined), either voluntary or involuntary, the holders of Series D Preferred shall be entitled to receive, out of the assets of the Company, the Series D Original Purchase Price for each share of Series D Preferred then held by them (the “Series D Payment”) prior and in preference to any payment made or any assets distributed to holders of Series A Preferred, Series B Preferred, Series C Preferred or to holders of Common Stock.  If upon the Liquidation, the assets to be distributed among the holders of Series D Preferred pursuant to this Section 3(a) are insufficient to permit the payment to such holders of the full Series D Payment for their shares, then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of Series D Preferred.

(b)                                 Series C Liquidation Preference.  Subject to Section 3(g), after payments to the holders of Series D Preferred of the full preferential amounts specified in Section 3(a) above, the holders of Series C Preferred shall be entitled to receive, out of the assets of the Company, the Series C Original Purchase Price for each share of Series C Preferred then held by them (the “Series C Payment”) prior and in preference to any payment made or any assets distributed to holders of Series A Preferred, Series B Preferred or to holders of Common Stock.  If upon the Liquidation, the assets to be distributed among the holders of Series C Preferred pursuant to this Section 3(b) are insufficient to permit the payment to such holders of the full Series C Payment for their shares, then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of Series C Preferred.

(c)                                  Series A Liquidation Preference.  Subject to Section 3(g), after the payment to the holders of Series D Preferred and Series C Preferred of the full preferential amounts specified in Section 3(a) and 3(b) above, the holders of Series A Preferred shall be entitled to receive, out of the assets of the Company, the Series A Original Purchase Price for each share of Series A Preferred then held by them (the “Series A Payment”) prior and in preference to any payment made or any assets distributed to holders of Series B Preferred or to holders of Common Stock.  If upon the Liquidation, the assets to be distributed among the holders of Series A Preferred pursuant to this Section 3(c) are insufficient to permit the payment to such holders of the full Series A Payment for their shares, then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of Series A Preferred.

(d)                                 Series B Liquidation Preference.  Subject to Section 3(g), after the payment to the holders of Series D Preferred, Series C Preferred and Series A Preferred of the full preferential amounts specified in Section 3(a), 3(b) and 3(c) above, the holders of Series B Preferred shall be entitled to receive, out of the assets of the Company, the Series B Original Purchase Price for each share of Series B Preferred then held by them (the “Series B Payment”) prior and in preference to any payment made or any assets distributed to the holders of Common Stock.  If upon the Liquidation, the assets to be distributed among the holders of Series B Preferred pursuant to this Section 3(d) are insufficient to permit the payment to such holders of the full Series B Payment for their shares, then the entire remaining assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of Series B Preferred.

(e)                                  Payment of Preferred Dividends.  Subject to Section 3(g), after the payment to the holders of Preferred Stock of the preferential amounts specified in Sections 3(a)-(d) above, the holders of Preferred Stock shall be entitled to receive (whether or not declared), out of the assets of the Company, any accrued but unpaid Preferred Dividends.  If upon the Liquidation, the assets to be distributed among the holders of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred pursuant to this Section 3(e) are insufficient to permit the payment to such holders of all accrued and unpaid Preferred Dividends, then the entire remaining assets of the Company legally available for distribution shall be distributed among the holders of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred with equal priority and on a pro rata basis in accordance with the aggregate accrued and unpaid Preferred Dividends allocable to each such holder.

(f)                                    Payment of Additional Series D Amount.  If, after the payment to holders of Preferred Stock of all accrued but unpaid Preferred Dividends pursuant to Section 3(e)

above, holders of Series D Preferred issued in September 2007 (“Existing Series D Preferred”) (in their capacities as such) have not received Preferred Dividends in an amount equal to at least $1.50 per share of Existing Series D Preferred (as adjusted for any stock dividend, stock split, reverse stock split, combination or other similar recapitalization with respect to the Series D Preferred occurring after the Effective Time) pursuant to Section 3(e) and/or Section 2(a)(i) above, then the holders of Series D Preferred shall be entitled to receive, out of the assets of the Company, the Series D Additional Amount per share of Series D Preferred held by them.  “Series D Additional Amount” shall mean an amount per share equal to the lesser of (i) (y) $7.50 per share of Series D Preferred (as adjusted for any stock dividend, stock split, reverse stock split, combination or other similar recapitalization with respect to the Series D Preferred occurring after the Effective Time) minus (z) the amounts received per share of Existing Series D Preferred by holders of Existing Series D Preferred pursuant to Sections 3(a), 3(e) and/or Section 2(a)(i) above (as adjusted for any stock dividend, stock split, reverse stock split, combination or other similar recapitalization with respect to the Series D Preferred occurring after the Effective Time) and (ii) an amount per share of Series D Preferred which, when added to the amounts distributed to holders of Existing Series D Preferred pursuant to Sections 3(a), 3(e) and/or Section 2(a)(i) above, would result in the pre-tax internal rate of return received by the holders of Existing Series D Preferred (in their capacities as such) (the “Series D IRR”) equaling the pre-tax internal rate of return received by holders of Series C Preferred with respect to shares of Series C Preferred originally issued by the Company in September 2006 (in their capacities as such) as a result of the amounts distributed to holders of Series C Preferred pursuant to (y) Sections 3(b), 3(e), and/or 2(a)(ii) or (z) Section 3(g) and, if applicable, Section 2(a)(ii) (the “Series C IRR”).  If upon the Liquidation, the assets to be distributed among the holders of Series D Preferred pursuant to this Section 3(f) are insufficient to permit the payment to such holders of the full Series D Additional Amounts, then the entire remaining assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series D Preferred.  For the avoidance of doubt, no distributions shall be made to holders of Series D Preferred pursuant to this Section 3(f) if (i) holders of Existing Series D Preferred (in their capacities as such) have received $1.50 per share of Series D Preferred (as adjusted for any stock dividend, stock split, reverse stock split, combination or other similar recapitalization with respect to the Series D Preferred occurring after the Effective Time) pursuant to Section 3(e) and/or Section 2(a)(i) above or (ii) the Series D IRR (after giving effect to any distributions made pursuant to Sections 3(a), 3(e) and/or Section 2(a)(i) above) equals or exceeds the Series C IRR (after giving effect to any distributions made pursuant to (y) Sections 3(b), 3(e), and/or 2(a)(ii) or (z) Section 3(g) and, if applicable, Section 2(a)(ii)).  As used above, “internal rate of return” means the discount rate at which the net present value of the Series C Original Purchase Price or the Series D Original Purchase Price, as the case may be, is equal to the net present value of all dividends, distributions or other payments paid with respect to a share of Series C Preferred or the Existing Series D Preferred, as the case may be, from the original date of issuance.  Internal rate of return shall be calculated using the XIRR function in the most recent version of Microsoft Excel (or if such program is no longer available, such other software program for calculating IRR proposed by the Company and reasonably acceptable to holders of a  majority of each of the Series C Preferred and the Series D Preferred then outstanding).  For purposes of determining internal rate of return (i) all dividends, distributions and other payments shall be treated as made as of the beginning of the day that the Series C Preferred or Existing Series D Preferred, as the case may be, were actually paid by the Company, (ii) the Series C Original Purchase Price or the

Series D Original Purchase Price shall be treated as paid as of the beginning of the day on which Series C Preferred or Existing Series D Preferred, as applicable, was initially issued by the Company and (iii) each calculation shall be determined from and including the date upon which each dividend, distribution or payment was made or received by the Company, as the case may be.

(g)                                 Remaining Assets.

(i)                                     Notwithstanding the provisions of Sections 3(a)-3(f) above, in the event holders of a series of Preferred Stock would receive a greater amount in a Liquidation than the aggregate amounts to which holders of such series (in their capacities as such) would receive pursuant to Sections 3(a)-3(f) above if such holders participated with holders of Common Stock in the distribution contemplated by Section 3(g)(ii) below in lieu of any of the distributions contemplated by Sections 3(a)-3(f) above (assuming that all holders of Preferred Stock that would receive a greater amount on an as converted to Common Stock basis also participated in the distribution contemplated by Section 3(g)(ii) below in lieu of any of the distributions contemplated by Sections 3(a)-3(f)), then holders of such series of Preferred Stock (the shares of any such series, “Converted Preferred Stock”) shall (in lieu of any of the amounts described in Sections 3(a)-3(f)) instead be entitled to receive the distributions contemplated by clause (ii) of this Section 3(g).

(ii)                                  After the payment to the holders of Preferred Stock of the full preferential amounts specified in Sections 3(a)-(f) above, no further payments shall be made to the holders of Preferred Stock (other than Converted Preferred Stock) by reason thereof and any remaining assets of the Company shall be distributed with equal priority and pro rata among the holders of the Company’s Common Stock and, if applicable, the holders of Converted Preferred Stock (on an as converted to Common Stock basis).

(h)                                 Liquidation.  Unless otherwise determined in writing by the holders of an aggregate of at least (i) 55% of the Preferred Stock then outstanding (voting together as a single class and not as separate series on as converted to Common Stock basis) and (ii) 64% of the Series D Preferred then outstanding (voting as a separate series), a “Liquidation” shall be deemed to be occasioned by, or to include, (i) any transaction (other than an equity financing transaction, which, for purposes hereof, shall mean a financing transaction in which all the proceeds (net of placement fees, expenses and the like) are received initially by the Company, are paid in cash (or by conversion or forgiveness of indebtedness) and are not used, directly or indirectly, to repay or redeem any equity securities (other than convertible debt securities, if any) of the Company) pursuant to which a person or group of persons not affiliated with the Company acquires beneficial ownership of equity securities of the Company constituting at least a majority of the Company’s voting securities (whether by reorganization, merger, consolidation or transfer of the Company’s securities), (ii) any reorganization, merger or consolidation of the Company with respect to which the persons who were beneficial owners of voting securities of the Company immediately prior to such transaction do not, following such transaction, own a majority of the aggregate voting power of the surviving or acquiring entity, (iii) the direct or indirect sale or exclusive license of all or substantially all of the Company’s assets in one or a series of related transactions (other than to one or more subsidiaries of the Company) and (iv) any liquidation, dissolution, or winding up of the Company (whether voluntary or involuntary).  Prior to the distribution provided for in this Section 3, the Company shall not expend or dissipate the consideration received for such deemed Liquidation, except to discharge expenses incurred in the ordinary course of business and approved by the Board of Directors.

(i)            Shares not Treated as Both Preferred Stock and Common Stock in any Distribution.  Shares of Preferred Stock shall not be entitled to be converted into shares of Common Stock in order to participate in any distribution, or series of distributions, as shares of Common Stock, without first forgoing participation in the distribution, or series of distributions, as shares of Preferred Stock.

(j)            Determination of Value if Proceeds Other than Cash.  In any Liquidation, if the proceeds received by the Company or its stockholders are other than cash, its value will be deemed its fair market value as reasonably determined by the Board of Directors of the Company with the approval of at least 55% of the Preferred Stock then outstanding (voting together as a single class and not as separate series on an as converted to Common Stock basis); provided that if (i) such non-cash proceeds consist of different types of assets or securities and (ii) such non-cash proceeds are proposed to be allocated in a disproportionate manner among different series of Preferred Stock in connection with such Liquidation (e.g. one type of such non-cash proceeds is proposed to be allocated to holders of one series of Preferred Stock in the Liquidation and the other type of such non-cash proceeds is proposed to be allocated to another series of Preferred Stock in such Liquidation), then approval of holders of at least 50% of the Series C Preferred and at least 53% of the Series D Preferred shall also be required with respect to such valuation.  Notwithstanding the foregoing, any securities shall be valued as follows:

(i)            Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

(A)          If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation;

(B)           If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation; and

(C)           If there is no active public market, the value shall be the fair market value thereof, as reasonably determined in good faith by the Board of Directors of the Company with the approval of at least 55% of the Preferred Stock then outstanding (voting together as a single class and not as separate series on an as converted to Common Stock basis).

(ii)           The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value as determined above in subsections (A), (B) or (C) in order to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors of the Company.

4.             Conversion.  Voting Preferred Stock shall have conversion rights as follows:

(a)           Right to Convert.  Each share of Voting Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for Preferred Stock.  Each share of Series A Preferred shall be convertible into that number of fully-paid and nonassessable shares of Common Stock that is equal to the Series A Original Purchase Price divided by the Series A Conversion Price (as hereinafter defined).  Each share of Series B Preferred shall be convertible into that number of fully-paid and nonassessable shares of Common Stock that is equal to the Series B Original Purchase Price divided by the Series B Conversion Price (as hereinafter defined).  Each share of Series C Preferred shall be convertible into that number of fully-paid and nonassessable shares of Common Stock that is equal to the Series C Original Purchase Price divided by the Series C Conversion Price (as hereinafter defined).  Each share of Series D Preferred shall be convertible into that number of fully-paid and nonassessable shares of Common Stock that is equal to the Series D Original Purchase Price divided by the Series D Conversion Price (as hereinafter defined); provided, that if Series D Preferred are automatically converted into Common Stock upon a Qualified Financing (as hereinafter defined) pursuant to Section 4(b)(2) and the offering price in the Qualified Financing (on a Common Stock equivalent basis) is less than the greater of (i) Fifteen dollars ($15.00) per share of Common Stock (as adjusted for any stock dividend, stock split, reverse stock split, combination or other similar recapitalization with respect to the Common Stock occurring after the Effective Time) and (ii) the lesser of (A) Eighteen dollars ($18.00) per share of Common Stock (as adjusted for any stock dividend, stock split, reverse stock split, combination or other similar recapitalization with respect to the Common Stock occurring after the Effective Time) and (B) an amount equal to (y) two (2) times (z) (1) the Series D Original Purchase Price plus (2) the amount of accrued and unpaid Series D Dividends with respect to a share of Existing Series D Preferred, if any, per share of Common Stock (which amount shall be appropriately adjusted for any stock dividend, stock split, reverse stock split, combination or other similar recapitalization with respect to the Common Stock occurring after the Effective Time), each share of Series D Preferred shall be converted into shares of Common Stock having a value (based on the Common Stock equivalent offering price per share in the Qualified Financing) equal to the greater of (y) $7.50 per share of Series D Preferred (as adjusted for any stock dividend, stock split, reverse stock split, combination or other similar recapitalization with respect to the Series D Preferred occurring after the Effective Time), and (z) the Series D Original Purchase Price plus accrued and unpaid Series D Dividends, if any (as adjusted for any stock dividend, stock split, reverse stock split, combination or other similar recapitalization with respect to the Series D Preferred occurring after the Effective Time); provided further, that if the amount provided in clause (y) is greater than the amount provided in clause (z), the number of the shares of Common Stock received upon conversion shall be reduced to the extent necessary, but in no event to an amount less than the amount provided in clause (z), for the Series D IRR to be equal to (but not exceed) the Series C IRR (in each case, calculated based on the offering price per share in the Qualified Financing and the assumption that Series D Preferred and Series C Preferred would be sold for such price on the date of the Qualified Financing on an as converted basis).  As of the Effective Time (after giving effect to the Reverse Stock Split), the “Series A Conversion Price” shall initially be equal to $3.75 and shall be subject to adjustment as provided herein, the “Series B Conversion Price” shall initially be equal to $3.5926, and shall be subject to adjustment as provided herein, the “Series C Conversion Price” shall initially be equal to $7.702, and shall be subject to adjustment as provided herein, and the “Series D Conversion Price” shall initially be equal to  12.00, and shall be subject to adjustment as provided herein.

(b)           Automatic Conversion.  Each share of Voting Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or the Series D Conversion Price (subject to the provisions in Section 4(a) in the case of Series D Preferred), as applicable, immediately (1) upon the affirmative vote of holders of more than 55% of Voting Preferred Stock (voting together as a single class and not as separate series on an as converted to Common Stock basis); provided, however, that the affirmative vote of holders of 65% of the Series C Preferred shall be required with respect to a conversion of the Series C Preferred (in addition to the affirmative vote of the holders of 55% of the Voting Preferred Stock) if such conversion occurs in connection with any of the following events (x) a Liquidation in which holders of the Series C Preferred would receive less consideration per share following such conversion than they would receive as holders of Series C Preferred in such Liquidation, (y) an equity financing in which the purchase price per share (on an as converted to Common Stock basis) is less than the then applicable Series C Conversion Price or (z) a public offering that is not a Qualified Financing (as defined below); provided further that the affirmative vote of holders of 64% of Series D Preferred (voting as a separate series on an as converted to Common Stock basis) shall be required with respect to conversion of Series D Preferred pursuant to this clause (1) (in addition to the affirmative vote of the holders of 55% of the Voting Preferred Stock); or (2) prior to the consummation of (x) a firmly underwritten public offering of Common Stock pursuant to the Securities Act on Form S-1 (as defined in the Securities Act) or any successor form resulting in gross proceeds (to the Company and/or selling stockholders) of not less than $100,000,000 or (y) an offering of Common Stock (or Common Stock equivalents) pursuant to Rule 144A under the Securities Act resulting in gross proceeds (to the Company and/or selling stockholders) of not less than $150,00,000 and following which the offered securities are traded on the GSTrUE (or on a similar platform, exchange or trading system), in the case of each of clause (x) and clause (y), with a per share offering price to the public of not less than $11.553 (as adjusted for any stock dividend, stock split, reverse stock split, combination or other similar recapitalization with respect to the Common Stock occurring after the Effective Time) (each of the offerings contemplated by clauses (x) and (y), a “Qualified Financing”).  In the event the securities sold in a Qualified Financing (“Qualified Financing Securities”)  are of a different class from the Common Stock (or securities into which the Common Stock is hereafter converted), then the reference above to the per share offering price shall be construed on a Common Stock equivalent basis (e.g. based on the conversion ration of Common Stock (or securities into which the Common Stock is hereafter converted) into such Qualified Financing Securities or vice versa).  Notwithstanding the foregoing, in the event of any conversion of Voting Preferred Stock pursuant to a Qualified Financing, the shares of Common Stock issued upon such conversion shall be the same class of Common Stock for all holders of Voting Preferred Stock and shall be convertible into the Qualified Financing Securities on the same terms.

(c)           Mechanics of Conversion.  No fractional shares of Common Stock shall be issued upon conversion of Voting Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay the fair market value cash equivalent of such fractional share as determined in good faith by the Board of Directors.  For such purpose, all shares of Voting Preferred Stock held by each holder shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash.  Before any holder of Voting Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, the holder shall surrender Voting Preferred Stock certificate or certificates, duly endorsed, at the office of the Company or of any transfer agent for Preferred Stock, and shall give written notice to the Company at such office that such holder elects to convert such shares; provided, however, that, in the event of an automatic conversion pursuant to Section 4(b) above, the outstanding shares of Voting Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided further, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless either the certificates evidencing such shares of Voting Preferred Stock are delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company (but shall not be required to provide a bond) to indemnify the Company from any loss incurred by it in connection with such certificates.

The Company shall, as soon as practicable after delivery of Voting Preferred Stock certificates, issue and deliver at such office to such holder of Voting Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Voting Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that, if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act or pursuant to an offering under Rule 144A under to the Securities Act, the conversion may, at the option of any holder tendering Voting Preferred Stock for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of Voting Preferred Stock shall not be deemed to have converted such Voting Preferred Stock until immediately prior to the closing of the sale of such securities.  Any shares of a series of Voting Preferred Stock that are converted to Common Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of the applicable series of Voting Preferred Stock accordingly.

(d)           Adjustments to Conversion Price for Subdivisions or Combinations of Common.  After the filing of this Fifth Restated Certificate of Incorporation, if the outstanding shares of Common Stock shall be subdivided (by stock dividend, stock split or combination), into a greater number of shares of Common Stock, the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price and the Series D Conversion Price (collectively, the “Conversion Prices”)  in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased.  After the filing of this Fifth Restated Certificate of Incorporation, if the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock (excluding, for the avoidance of doubt, in connection with the Reverse Stock Split), the Conversion Prices in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(e)           Adjustments to Conversion Price for Reclassification, Exchange and Substitution.  After the filing of this Fifth Restated Certificate of Incorporation, if the Common Stock issuable upon conversion of Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, recapitalization or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Prices then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that Voting Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of Voting Preferred Stock immediately before that change.

(f)            Adjustments to Conversion Prices for Dilutive Issuances.

(i)            After the filing of this Fifth Restated Certificate of Incorporation:

(A)          if the Company shall issue or sell any shares of Common Stock (as actually issued or, pursuant to Section 4(f)(iii) below, deemed to be issued) for a consideration per share less than the Series A Conversion Price in effect immediately prior to such issue or sale, then immediately upon such issue or sale the Series A Conversion Price shall be reduced to a price (calculated to the nearest cent) determined by multiplying such prior Series A Conversion Price by a fraction, the numerator of which shall be the number of shares of “Calculated Securities” (defined below) outstanding immediately prior to such issue or sale plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of shares of Common Stock so issued or sold would purchase at such prior Series A Conversion Price, and the denominator of which shall be the number of shares of Calculated Securities outstanding immediately prior to such issue or sale plus the number of shares of Common Stock so issued or sold;

(B)           if the Company shall issue or sell any shares of Common Stock (as actually issued or, pursuant to Section 4(f)(iii) below, deemed to be issued) for a consideration per share less than the Series B Conversion Price in effect immediately prior to such issue or sale, then immediately upon such issue or sale the Series B Conversion Price shall be reduced to a price (calculated to the nearest cent) determined by multiplying such prior Series B Conversion Price by a fraction, the numerator of which shall be the number of shares of “Calculated Securities” (defined below) outstanding immediately prior to such issue or sale plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of shares of Common Stock so issued or sold would purchase at such prior Series B Conversion Price, and the denominator of which shall be the number of shares of Calculated Securities outstanding immediately prior to such issue or sale plus the number of shares of Common Stock so issued or sold;

(C)           if the Company shall issue or sell any shares of Common Stock (as actually issued or, pursuant to Section 4(f)(iii) below, deemed to be issued) for a consideration per share less than the Series C Conversion Price in effect immediately prior to such issue or sale, then immediately upon such issue or sale the Series C Conversion Price shall be reduced to a price (calculated to the nearest cent) determined by multiplying such prior Series C Conversion Price by a fraction, the numerator of which shall be the number of shares of “Calculated Securities” (defined below) outstanding immediately prior to such issue or sale plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of shares of Common Stock so issued or sold would purchase at such prior Series C Conversion Price, and the denominator of which shall be the number of shares of Calculated Securities outstanding immediately prior to such issue or sale plus the number of shares of Common Stock so issued or sold; and

(D)          if the Company shall issue or sell any shares of Common Stock (as actually issued or, pursuant to Section 4(f)(iii) below, deemed to be issued) for a consideration per share less than the Series D Conversion Price in effect immediately prior to such issue or sale, then immediately upon such issue or sale the Series D Conversion Price shall be reduced to a price (calculated to the nearest cent) determined by multiplying such prior Series D Conversion Price by a fraction, the numerator of which shall be the number of shares of “Calculated Securities” (defined below) outstanding immediately prior to such issue or sale plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of shares of Common Stock so issued or sold would purchase at such prior Series D Conversion Price, and the denominator of which shall be the number of shares of Calculated Securities outstanding immediately prior to such issue or sale plus the number of shares of Common Stock so issued or sold.

“Calculated Securities” means (i) all shares of Common Stock actually outstanding; (ii) all shares of Common Stock issuable upon conversion of the then outstanding Voting Preferred Stock (without giving effect to any adjustments to the conversion price of any series of Preferred Stock as a result of such issuance); and (iii) all shares of Common Stock issuable upon exercise and/or conversion of outstanding Convertible Securities.

(ii)           For the purposes of Section 4(f)(i) above and Section 4(f) (iii) below, none of the following issuances shall be considered the issuance or sale of Common Stock:

(A)          The issuance of Common Stock upon the conversion or exercise of any then-outstanding Convertible Securities.

(B)           The issuance of any Common Stock or Convertible Securities as a stock split, stock dividend on the Company’s stock and as to which the

Conversion Prices have been adjusted pursuant to Section 4(d).

(C)           The issuance after the date of the filing of this Fifth Restated Certificate of Incorporation of shares of Common Stock (or options to purchase shares of Common Stock) to employees, directors or consultants of the Company that are approved by the Board of Directors.

(D)          The issuance of shares of Common Stock or Convertible Securities to lenders, financial institutions, equipment lessors, or real estate lessors to the Company in connection with a bona fide borrowing or leasing transaction approved by the Company’s Board of Directors.

(E)           The issuance of Common Stock or Convertible Securities in connection with the acquisition of another business by the Company by merger, purchase of assets or shares, or other reorganization; provided, however, that such transaction has been approved by the Board of Directors.

(F)           The issuance of Common Stock or Convertible Securities pursuant to a strategic relationship that is not entered into primarily for equity financing purposes (other than to a Sponsor (as defined in the Company’s Third Amended and Restated Stockholders Agreement dated on or about March 3, 2008) or to an affiliate of any such Sponsor); provided, however, (i) that such transaction has been approved by the Board of Directors and 55% of the then outstanding shares of Preferred Stock (voting together as a single class and not as separate series on an as converted to Common Stock basis) and that cumulative issuances made solely in reliance on this clause (F) shall not exceed 5% of the Company’s outstanding shares of Common Stock (assuming the conversion of all outstanding shares of Voting Preferred Stock and other convertible securities into Common Stock).

(G)           The issuance of shares of Common Stock issued or deemed issued which are approved by the affirmative vote or written consent of holders of an aggregate of more than (i) 55% of the then outstanding shares of Series A Preferred, Series C Preferred and Series D Preferred Stock (voting together as a single class and not as separate series on an as converted to Common Stock basis), (ii) 53% of the then outstanding shares of Series D Preferred (which approval shall include a specific acknowledgement that such shares shall not constitute the issuance of shares of Common Stock for purposes of this Section 4(f) or another specific acknowledgment of the waiver of anti-dilution rights hereunder) and (iii) if such Common Stock is issued at a price below $7.702 per share (as adjusted for any stock dividend, stock split, reverse stock split, combination or other similar recapitalization with respect to the Series C Preferred occurring after the Effective Time), 55% of the then outstanding shares of Series C Preferred.

(iii)          For the purposes of Section 4(f)(i) above, the following subsections (A) to (D), inclusive, shall also be applicable:

(A)          In case at any time the Company shall grant any rights to subscribe for, or any rights or options to purchase, Convertible Securities, whether or not such rights or options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such rights or options or upon conversion or exchange of such Convertible Securities (determined by dividing (x) the total amount, if any, received or receivable by the Company as consideration for the granting of such rights or options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of such rights or options, plus, in the case of any such rights or options which relate to such Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the exercise of such rights or options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such rights or options) shall be less than any of the Conversion Prices in effect immediately prior to the time of the granting of such rights or options, then the total maximum number of shares of Common Stock issuable upon the exercise of such rights or options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such rights or options shall (as of the date of granting of such rights or options) be deemed to be outstanding and to have been issued for such price per share.

(B)           In case at any time the Company shall issue or sell any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (x) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than any of the Conversion Prices in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall (as of the date of the issue or sale of such Convertible Securities) be deemed to be outstanding and to have been issued for such price per share; provided, however, that, if any such issue or sale of such Convertible Securities is made upon exercise of any rights to subscribe for or to purchase or any option to purchase any such Convertible Securities for which adjustments of the conversion price have been or are to be made pursuant to other provisions of this Section 4(f)(iii), no further adjustment of the conversion price shall be made by reason of such issue or sale.

(C)           In case at any time any shares of Common Stock or Convertible Securities or any rights or options to purchase any such Common Stock, or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Company therefor.  In case any shares of Common Stock or Convertible Securities or any rights or options to purchase any such Common Stock or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors.  In case any shares of Common Stock or Convertible Securities or any rights or options to purchase any such Common Stock or Convertible Securities shall be issued in connection with any merger of another corporation into the Company, the amount of consideration therefor shall be deemed to be the fair value of the assets of such merged corporation as determined in good faith by the

Board of Directors after deducting therefrom all cash and other consideration (if any) paid by the Company in connection with such merger.

(D)          Upon the termination or expiration of any options or other rights to purchase Common Stock or unconverted, unexchanged or unexercised Convertible Securities which resulted in an adjustment to any of the Conversion Prices, the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price and/or Series D Conversion Price (in each case to the extent in any way affected by or computed using such options or Convertible Securities) shall be adjusted to such Series A Conversion Price, Series B Conversion Price, Series C Conversion Price and/or Series D Conversion Price, as applicable, as would have been obtained had such terminated or expired option or Convertible Security never been issued.

(g)           Intentionally Deleted

(h)           Certificate of Adjustments.  Upon the occurrence of each adjustment of the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price pursuant to this Section 4, the Company at its expense shall promptly compute such adjustment and furnish to each holder of Preferred Stock a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based.  The Company shall, upon the written request at any time of any holder of Preferred Stock, furnish to such holder a like certificate setting forth (i) any and all adjustments made to Preferred Stock since the date of the first issuance of Preferred Stock, (ii) the Series A Conversion Price, Series B Conversion Price, the Series C Conversion Price and the Series D Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

(i)            Notices of Record Date.  In the event that the Company shall propose at any time (i) to declare any Distribution; (ii) to offer for subscription to the holders of any class or series of its stock any additional shares of stock or other rights; (iii) to effect any reclassification or recapitalization; or (iv) to effect a Liquidation; then, in connection with each such event, the Company shall send to the holders of Preferred Stock at least 20 days prior written notice of the date on which a record shall be taken for such Distribution or subscription rights (and specifying the date on which the holders of stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in clauses (iii) and (iv) above; provided, however, that, subject to compliance with the General Corporation Law, such periods may be shortened or waived upon the written consent of the holders of an aggregate of more than 55% of the then outstanding shares of Preferred Stock (voting together as a single class and not as separate series on an as converted to Common Stock basis).

(j)            Intentionally Deleted

(k)           Reservation of Common Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Voting Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of Voting Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Voting Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(l)            Intentionally Deleted

5.             Voting.

(a)           Except as otherwise expressly provided herein or as required by law, the holders of Voting Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

(b)           Voting Preferred Stock.  Each holder of shares of Voting Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Voting Preferred Stock held by such holder of Voting Preferred Stock could then be converted; provided, however, that for the avoidance of doubt, no effect shall be given to the proviso in Section 4(a) above in determining the number of votes to which holders of Series D Preferred are entitled.  The holders of shares of Voting Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. The holders of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company.  Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Voting Preferred Stock held by each holder could be converted), shall be disregarded.

(c)           Common Stock.  Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.  The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding or reserved for issuance) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware.

6.             Amendments and Changes.

(a)           Approval by Preferred Stock.  Notwithstanding Section 5 above, the Company shall not (by amendment, merger, consolidation or otherwise), without first obtaining the approval (by vote or written consent as provided by law) of the holders of an aggregate of more than 55% of the then outstanding shares of Preferred Stock or, in the case of clause (ix) below, 55% of the then outstanding shares of Voting Preferred Stock (in each case voting together as a single class and not as separate series on an as converted to Common Stock basis):

(i)            amend this Fifth Restated Certificate of Incorporation or the bylaws of the Company in any way that adversely changes the rights, privileges or preferences expressly afforded the Preferred Stock, or effect a merger, business combination, or other corporate transaction or series of related transactions pursuant to which the rights, preferences or privileges of the Preferred Stock will be changed in any way or pursuant to which Preferred Stock will be exchanged for new securities with different rights, preferences, privileges or preferences; or

(ii)           increase or decrease the number of shares of Preferred Stock (or any series thereof) that the Company shall have the authority to issue, or effect a merger, business combination or other corporate transaction or series of related transactions pursuant to which the number of shares of Preferred Stock (or any series thereof) that the Company or a successor corporation shall have the authority to issue shall be increased or decreased;

(iii)          create or issue, or authorize the creation or issuance of, any additional classes or series of equity securities or warrants or other securities convertible or exchangeable into such securities, in each case that are pari passu or senior to a series of the Preferred Stock

(iv)          declare or pay a dividend or other Distribution on any of the Company’s stock (other than Series A Dividends, Series C Dividends and Series D Dividends in accordance with Section 2(a) and dividends payable in Common Stock for which the Conversion Prices are appropriately adjusted);

(v)           repurchase shares of the Company’s stock except in connection with the repurchase of shares of Common Stock issued to or held by employees, consultants, officers and directors upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, which agreements were authorized by the approval of the Board of Directors or pursuant to an exercise of a right of first refusal of the Company approved by the Board of Directors;

(vi)          increase the number of shares of Common Stock reserved for issuance to employees, directors or consultants of the Company under a stock plan approved by the Board of Directors or otherwise.

(vii)         permit issuance of equity securities by a subsidiary of the Company to a third party;

(viii)        consummate any Liquidation; or

(ix)           change the authorized number of directors of the Company to greater than nine directors.

(b)           Approval by Series D Preferred .  Notwithstanding Section 5 above, the Company shall not (by amendment, merger, consolidation or otherwise), without first obtaining the approval (by vote or written consent as provided by law) of the holders of an aggregate of more than 64% of the outstanding Series D Preferred (voting together as a separate series) alter, amend, modify or waive the rights, preferences or privileges of Series D Preferred in a manner that adversely affects the holders of Series D Preferred (it being understood that (x) the authorization and issuance of more shares of Series D Preferred or of a separate series of senior or pari passu or junior Preferred Stock or of Common Stock (or warrants or other securities convertible or exchangeable into such securities) and (y) any alteration, amendment, modification or waiver entered into in connection with a Liquidation in which holders of Preferred Stock receive the amounts contemplated by Section 3 above (with no holder of Preferred Stock (in such holder’s capacity as such) receiving an amount in excess of the amount contemplated by Section 3 above) shall each be deemed not to constitute an adverse change to the rights, privileges or preferences afforded to Series D Preferred for this purpose); provided that clause (x) above shall not apply to the issuance of any equity securities that are pari passu or senior to Series D Preferred and in each case issued to existing stockholders in exchange for securities held by them that are pari passu or junior to Series D Preferred.

(c)           Approval by Series C Preferred.  Notwithstanding Section 5 above, the Company shall not (by amendment, merger, consolidation or otherwise), without first obtaining the approval (by vote or written consent as provided by law) of the holders of an aggregate of more than 65% of the outstanding Series C Preferred (voting together as a separate series) alter, amend, modify or waive the rights, preferences or privileges of Series C Preferred Stock (including by way of merger, business combination, other corporate transaction or series of related transactions or otherwise) in a manner that adversely affects the holders of Series C Preferred (it being understood that (x) the authorization and issuance of more shares of Series C Preferred or of a separate series of senior, pari passu, or junior Preferred Stock or of Common Stock (or warrants or other securities convertible or exchangeable into such securities) and (y) any alteration, amendment, modification or waiver entered into in connection with a Liquidation in which holders of Preferred Stock receive the amounts contemplated by Section 3 above shall each be deemed not to constitute an adverse change to the rights, privileges or preferences afforded to Series C Preferred for this purpose).

(d)           Approval by Series A Preferred .  Notwithstanding Section 5 above, the Company shall not (by amendment, merger, consolidation or otherwise), without first obtaining the approval (by vote or written consent as provided by law) of the holders of an aggregate of more than 50% of the outstanding Series A Preferred (voting together as a separate series) alter, amend, modify or waive the rights, preferences or privileges of Series A Preferred Stock in a manner that adversely affects the holders of Series A Preferred (it being understood that (x) the authorization and issuance of more shares of Series A Preferred or of a separate series of senior, pari passu, or junior Preferred Stock or of Common Stock (or warrants or other securities convertible or exchangeable into such securities) and (y) any alteration, amendment, modification or waiver entered into in connection with a Liquidation in which holders of Preferred Stock receive the amounts contemplated by Section 3 above, shall each be deemed not to constitute an adverse change to the rights, privileges or preferences afforded to Series A Preferred for this purpose).

(e)           Approval by Series B Preferred .  Notwithstanding Section 5 above, the Company shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of an aggregate of more than 50% of the then outstanding shares of Series B Preferred (voting together as a separate series):

(i)            create or issue any securities of the Company having rights, preferences or privileges which are both (i) senior to the rights of Series B Preferred and (ii) junior to the rights of the Series A Preferred (it being understood that the approval of holders of

Series B Preferred shall not be required to approve the issuance of additional shares of Series B Preferred or of Series A Preferred or of securities having rights, preferences and privileges that are pari passu with or senior to those of the Series A Preferred); or

(ii)           amend this Fifth Restated Certificate of Incorporation of the Company to adversely change the rights, privileges or preferences expressly afforded the Series B Preferred, or effect a merger, business combination, or other corporate transaction or series of related transactions pursuant to which the rights, preferences or privileges of the Series B Preferred are adversely changed or pursuant to which the Series B Preferred will be exchanged for new securities with different rights, privileges or preferences that are less favorable to the Series B Preferred, unless, in each case, the rights, privileges and/or preferences (as applicable) of the Series A Preferred  (or any securities issued in exchange therefore) are similarly changed in  or as a result of  such amendment, transaction or exchange, taking into account the existing seniority of the Series A Preferred to the Series B Preferred (it being understood that without limiting the rights of the Series B Preferred under Section 6(e)(i), (x) the authorization  and issuance of more shares of Series B Preferred or of  a separate series of  senior, pari passu or junior Preferred  Stock  or of  Common Stock (or warrants or other securities convertible or exchangeable into such securities) and (y) any alteration, amendment, modification or waiver entered into in connection with a Liquidation in which holders of Series B Preferred receive the amounts contemplated by Section 3 above, shall each be deemed not to constitute an adverse change to the rights, privileges or preferences afforded to Series B Preferred for this purpose).

7.             Redemption.  Preferred Stock is not redeemable.

8.             Notices.  Any notice required by the provisions of this Article Four to be given to the holders of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, if deposited with a nationally recognized overnight courier, or if personally delivered, and addressed to each holder of record at such holder’s address appearing on the books of the Company.

9.             Intentionally Deleted

10.           For the avoidance of doubt, reference to senior, pari passu or junior securities shall refer to the priority of such securities as compared to other securities as to the payment of dividends or upon Liquidation.

FIVE

The board of directors shall have the power to adopt, amend and repeal the bylaws of the Company (except insofar as the bylaws of the Company as adopted by action of the stockholders of the Company shall otherwise provide).  Any bylaws made by the directors under the powers conferred hereby may be amended or repealed by the directors or by the stockholders, and the powers conferred in this Article Five shall not abrogate the right of the stockholders to adopt, amend and repeal bylaws.

SIX

Election of directors need not be by written ballot unless the bylaws of the Company shall so provide.

SEVEN

Subject to the provisions of this Fifth Restated Certificate of Incorporation, the Company reserves the right to amend the provisions in this Fifth Restated Certificate of Incorporation and in any certificate amendatory hereof in the manner now or hereafter prescribed by law, and all rights conferred on stockholders or others hereunder or thereunder are granted subject to such reservation.

EIGHT

A.            To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.  If the Delaware General Corporation Law is amended after approval by the stockholders of this Article Eight to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

B.            The Company shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Company or any predecessor of the Company or serves or served at any other enterprise as a director or officer at the request of the Company or any predecessor to the Company to the same extent as permitted under Section A above.

C.            Neither any amendment nor repeal of this Article Eight, nor the adoption of any provision of the Company’s Certificate of Incorporation inconsistent with this Article Eight, shall eliminate or reduce the effect of this Article Eight in respect of any matter occurring or any action or proceeding accruing or arising or that, but for this Article Eight, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

D.            The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.